EX-99.d.1.ii

AMENDMENT NO. 10 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

     THIS AMENDMENT to the Exhibit A to the Investment Management Agreement dated December 15, 1999 (the "Agreement") between DELAWARE POOLED TRUST and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the "Investment Manager"), amended as of the 19th day of December, 2007, lists the Portfolios for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Portfolio and the date on which the Agreement became effective for each Portfolio. This Amendment supersedes all previous amendments to Exhibit A to the Investment Management Agreement.

		Management Fee Schedule
		(as a percentage of
		average daily net assets)
Portfolio Name	Effective Date	Annual Rate
The All-Cap Growth Equity Portfolio	February 28, 2000	0.75%
The Core Focus Fixed Income Portfolio	June 28, 2004	0.40%
The Core Plus Fixed Income Portfolio	June 28, 2002	0.43%
The Focus Smid-Cap Growth Equity Portfolio	September 15, 2003	0.75%
(formerly The Small-Cap Growth II Equity Portfolio)
The High-Yield Bond Portfolio	December 15, 1999	0.45%
The Intermediate Fixed Income Portfolio	December 15, 1999	0.40%
The Large-Cap Growth Equity Portfolio	November 1, 2005 (as	0.55%
	restated on
	December 19, 2007)
The Large-Cap Value Equity Portfolio	December 15, 1999	0.55%
The Mid-Cap Growth Equity Portfolio	December 15, 1999	0.75%
The Real Estate Investment Trust Portfolio		0.75% on first $500 million
		0.70% on next $500 million
	December 15, 1999	0.65% on next $1,500 million
		0.60% on assets in excess of
		$2,500 million
The Real Estate Investment Trust Portfolio II	December 15, 1999	0.75%
The Small-Cap Growth Equity Portfolio	December 15, 1999	0.75%
The Smid-Cap Growth Equity Portfolio	December 1, 2004	0.75%
The Global Real Estate Securities Portfolio		0.99% on the first $100 million
	January 9, 2007	0.90% on the next $150 million
		0.80% on assets in excess of
		$250 million

DELAWARE MANAGEMENT COMPANY,		DELAWARE POOLED TRUST
a series of Delaware Management Business Trust

By:	/s/ Patrick P. Coyne	By:	/s/ Patrick P. Coyne
Name:	Patrick P. Coyne	Name:	Patrick P. Coyne
Title:	President/Chief Executive Officer	Title:	President

Attest:	/s/ Kathryn R. Williams	Attest:	/s/ Kathryn R. Williams
Name:	Kathryn R. Williams	Name:	Kathryn R. Williams
Title:	Vice President/	Title:	Vice President/
	Associate General Counsel/		Associate General Counsel/
	Assistant Secretary		Assistant Secretary